UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

April 3, 2006

Date of Report (Date of earliest event reported)

Lincoln National Corporation

(Exact name of registrant as specified in its charter)

Indiana	1-6028	35-1140070
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1500 Market Street, West Tower, Suite 3900, Philadelphia, Pennsylvania 19102-2112
(Address of principal executive offices) (Zip Code)

(215) 448-1400
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

A. On April 3, 2006, we completed the merger of Jefferson-Pilot Corporation, a North Carolina corporation (“Jefferson-Pilot”), with and into Lincoln JP Holdings, L.P., an Indiana limited partnership and wholly owned subsidiary of Lincoln National Corporation (“LNC”), as contemplated by the Agreement and Plan of Merger, dated as of October 9, 2005, as amended as of January 26, 2006 (the “merger agreement”), by and among LNC, Jefferson-Pilot, Lincoln JP Holdings, L.P and Quartz Corporation, a North Carolina corporation and wholly owned subsidiary of LNC (the “merger”).

As a result of the Merger, certain management contracts and various compensatory contracts, plans and arrangements of Jefferson-Pilot now apply to directors and/or executive officers of LNC. These contracts, plans and arrangements are generally described below.

Dennis R. Glass, our President and Chief Operating Officer and a director, was previously Jefferson-Pilot’s Chief Executive Officer and a member of its board of directors. Mr. Glass’s employment agreement with Jefferson-Pilot, which is effective through March 1, 2008, provides for base salary, annual bonus, stock options, LTIP payouts and certain benefits. If Mr. Glass’s employment is terminated without good cause or if he resigns for good reason (as specified in the agreement), he will receive a lump sum payment equal to the annual base salary and 50% of the maximum bonus and long-term incentive payments that he would have received if his employment had continued until March 1, 2008, and he will be eligible for immediate retirement with benefits computed as if his employment had continued until March 1, 2008. As the merger is likely to be viewed as a change of control under Mr. Glass’s employment agreement, if Mr. Glass’s employment was terminated without good cause or he resigned as of December 31, 2005, he would be entitled to these benefits. However, he would not receive duplicative payments under these provisions and under the Executive Change in Control Severance Plan described below.

Jefferson-Pilot’s Executive Change in Control Severance Plan, or severance plan, provides for the payment of severance benefits to its current executive officers and certain other officers following a change in control. Payments under the severance plan are triggered in the event of certain qualifying terminations of employment, including the termination of an officer’s employment without “cause” or “disability” or by the officer with “good reason” (as those terms are defined in the severance plan) in connection on or within two years following a change in control. Good reason includes any reduction in salary and benefits, or any significant reduction in annual bonus and long term incentive plan payments except for variations related to corporate and business unit performance. Cause includes willful misconduct or conviction for a felony.

If a qualifying termination occurs, the severance plan provides for lump sum severance payments equal to two or three times (as specified for each participant) the sum of the officer’s annual base salary at termination or, if higher, at the beginning of the year in which the change in control occurred, and the higher of the accrued or target annual bonuses and long-term incentive payments averaged over the immediately preceding three full years. An additional amount also would be paid to cover any applicable excise tax on all benefits received as the result of a change in control and any income taxes imposed on this excise tax payment, so that the net amount retained by the officer would equal the amount he or she would have received absent any such excise tax. The severance plan also provides for certain other benefits including continued employee benefits coverage and pension accruals and early vesting of executive supplemental retirement benefits if a qualifying termination occurs. The plan was amended to delay the payments of benefits for six months with interest at an annual rate of 10%, and to provide that any benefits provided under any separation pay plan would be offset against benefits otherwise payable under the severance plan (reducing the interest).

Jefferson-Pilot’s Separation Pay Plan, covering executives and other officers, does not provide any additional benefits for executives above those in the severance plan but permits payment of benefits in the first six months following severance, not to exceed two times the lesser of (i) the officer’s annual compensation for the prior calendar year or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Internal Revenue Code Section 401(a)(17).

Jefferson-Pilot had stock option plans under which options have been granted to directors and to executive officers and others. Such options outstanding and unexercised immediately prior to April 3, 2006 remain subject to the same terms and conditions as were previously in effect, except that each of these stock options is now exercisable for LNC common stock equal to the number of shares of Jefferson-Pilot common stock subject to such option multiplied by 1.0906 (rounded down to the nearest whole share), with the exercise price determined by dividing that price by 1.0906 (rounded up to the sixth decimal place). Each unvested Jefferson-Pilot stock option held by an employee, officer or director and granted prior to October 9, 2005 (which was the date we signed the merger agreement) and outstanding on April 3 became fully vested and exercisable in connection with the merger. Options granted starting October 9 did not vest upon the merger, except for Jefferson-Pilot directors who have not become LNC directors, but will vest if an individual’s job is eliminated or he or she is terminated without cause within two years of April 3, 2006.

If Jefferson-Pilot’s Supplemental Benefit Plan provides pension benefits above the federal limits on payments from the tax-qualified plan, including an Executive Special Supplemental Benefit Plan for executive officers and other senior officers, providing for annual benefits of 2.5% of average final compensation (salary plus annual bonus) times the number of years of Jefferson-Pilot service.

Under Jefferson-Pilot’s fee deferral plan for non-employee directors, some directors’ fees have been deferred in phantom Jefferson-Pilot stock units, with dividend equivalents periodically credited. Upon the merger, units were converted into LNC phantom stock units at the merger exchange rate of 1.0906. Deferred accounts are unfunded and are paid out in shares of common stock in up to ten annual installments after the director leaves the board. A grantor trust buys in the open market and holds Jefferson-Pilot common stock equal to the phantom units in deferred fee accounts.

The preceding is qualified in its entirety by reference to the various compensatory contracts, plans and arrangements which are listed as Exhibits to this Report on Form 8-K.

B. Effective April 3, 2006, the Compensation Committee of our Board of Directors granted 6,000 shares of restricted stock, which fully vest in three years, to Frederick J. Crawford, Senior Vice President and CFO, Barbara Kowalczyk, Senior Vice President, Corporate Development and Dennis L. Schoff, Senior Vice President and General Counsel. A form of our restricted stock grant agreement under the Lincoln National Corporation Amended and Restated Incentive Compensation Plan is attached hereto as Exhibit 10.15 and incorporated herein by reference.

Item 8.01 Other Events.

On April 3, 2006, we issued $500,000,000 aggregate principal amount of our Floating Rate Senior Notes due April 6, 2009 (“Floating Rate Notes”) and $500,000,000 aggregate principal amount of our 6.15% Senior Notes due April 6, 2036 (the “Fixed Rate Notes,” and together with the Floating Rate Notes, the “Notes”) pursuant to a Prospectus Supplement dated April 3, 2006 to the Prospectus dated March 14, 2006, filed as part of our Registration Statement on Form S-3 (Registration No. 333-132416; effective immediately pursuant to Rule 462(e) of Regulation C of the Securities and Exchange Act of 1933, as amended) filed with the Securities and Exchange Commission. We sold the Notes pursuant to an Underwriting Agreement (the “Underwriting Agreement”) among us, Citigroup Global Markets, Inc., Morgan Stanley & Co. Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the underwriters named in Schedule I to the Underwriting Agreement. The Floating Rate Notes and Fixed Rate Notes were sold to the underwriters at prices of 99.750% and 98.461%, respectively. The Notes were issued under an Indenture relating to Senior Debt Securities, dated as of September 15, 1994 between Lincoln and The Bank of New York, as trustee.

From time to time, certain of the underwriters have provided, and may provide, various financial advisory or investment banking services to us and our affiliates, for which they have received and may continue to receive customary fees and commissions. Affiliates of Banc of America, Citigroup, J.P. Morgan, Goldman Sachs, Lehman Brothers, Merrill Lynch, UBS and Wachovia acted as lenders under the bridge facility used to finance the cash portion of the merger consideration in connection with the merger of Jefferson-Pilot into a wholly owned subsidiary of LNC. In addition, affiliates of Banc of America, Citigroup, J.P. Morgan, Goldman Sachs, Lehman Brothers, Merrill Lynch, Morgan Stanley, The Bank of New York, UBS, and Wachovia have acted as lenders in a $1.0 billion new line capacity and affiliates of ABN Amro, Banc of America, BNP Paribas, Citigroup, Comerica, Fifth Third, Greenwich Capital Markets, Goldman Sachs, J.P. Morgan, KeyBanc, Lehman Brothers, Mellon, Merrill Lynch, Morgan Stanley, National City, Northern Trust, PNC, SG Americas Securities, The Bank of New York, Wachovia and Wells Fargo have acted as lenders in a $1.5 billion amendment to existing lines of credit. Goldman Sachs and Lehman Brothers acted as merger and acquisition advisors to us and Morgan Stanley acted as merger and acquisition advisor to Jefferson-Pilot in our merger with Jefferson-Pilot and provided fairness opinions on that transaction. We have executed a $500 million accelerated share repurchase agreement with Goldman Sachs. In addition to the underwriters participating in the expected offering of capital securities, the underwriters may, from time to time, engage in transactions with or perform services for us in the ordinary course of business, including acting as distributors of various life, annuity and investment products of our subsidiaries.

The preceding is a summary of the terms of the Underwriting Agreement and Notes, and is qualified in its entirety by reference to the Underwriting Agreement attached as Exhibit 1.1 and the Notes attached as Exhibits 4.1 and 4.2 and each is incorporated herein by reference as though it were fully set forth herein.

Item 9.01 Financial Statements, Pro Forma Financial Information and Exhibits.

(c) Exhibits.

The Exhibit Index beginning on page 5 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lincoln National Corporation

By:	/s/ Frederick J. Crawford
Frederick J. Crawford
Senior Vice President and
Chief Financial Officer

Date:  April 7, 2006

EXHIBIT INDEX

1.1

Underwriting Agreement, dated April 3, 2006, between the Company and Citigroup Global Markets, Inc., Morgan Stanley & Co. Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated and certain other underwriters.

4.1	Form of Floating Rate Senior Note due April 6, 2009.
4.2	Form of 6.15% Senior Note due April 6, 2036.
5.1	Opinion of LeBoeuf, Lamb, Greene & MacRae LLP.
10.1	Employment Agreement of Dennis R. Glass, dated December 6, 2003, is incorporated by reference to Jefferson-Pilot’s Form 10-K (File No. 1-5955) for the year ended December 31, 2003.
10.2	Amendment No. 1 to Employment Agreement of Dennis R. Glass, dated March 23, 2005, is incorporated by reference to Jefferson-Pilot’s Form 10-Q (File No. 1-5955) for quarter ended March 31, 2005.
10.3	Long Term Stock Incentive Plan, as amended in February 2005, is incorporated by reference to Jefferson-Pilot’s Form 10-K (File No. 1-5955) for the year ended December 31, 2004.
10.4	Non-Employee Directors’ Stock Option Plan, as amended in February 2005, is incorporated by reference to Jefferson-Pilot’s Form 10-K (File No. 1-5955) for the year ended December 31, 2004.
10.5	Non-Employee Directors’ Stock Option Plan, as last amended in 1999, is incorporated by reference to Jefferson-Pilot’s Form 10-K (File No. 1-5955) for the year ended December 31, 1998.
10.6	Supplemental Benefit Plan, as amended, is incorporated by reference to Jefferson-Pilot’s Form 10-K (File No. 1-5955) for the year ended December 31, 1999.
10.7

Executive Special Supplemental Benefit Plan, which now operates under the Supplemental Benefit Plan, is incorporated by reference to Jefferson-Pilot’s Form 10-K (File No. 1-5955) for the year ended December 31, 1994.

10.8	Executive Change in Control Severance Plan, is incorporated by reference to Jefferson-Pilot’s Form 10-K (File No. 1-5955) for the year ended December 31, 1998.
10.9	1999 Amendment to the Executive Change in Control Severance Plan, is incorporated by reference to Jefferson-Pilot’s Form 10-K (File No. 1-5955) for the year ended December 31, 1999.
10.10	2005 Amendment to the Executive Change in Control Severance Plan, is incorporated by reference to Jefferson-Pilot’s Form 10-K (File No. 1-5955) for the year ended December 31, 2005.
10.11	Separation Pay Plan, adopted February 12, 2006, is incorporated by reference to Jefferson-Pilot’s Form 10-K (File No. 1-5955) for the year ended December 31, 2005.
10.12

Forms of stock option terms for non-employee directors are incorporated by reference to Jefferson-Pilot’s Form 10-K (File No. 1-5955) for the year ended December 31, 2004 and Jefferson-Pilot’s Form 8-K filed with the SEC on February 17, 2006.

10.13

Forms of stock option terms for officers are incorporated by reference to Jefferson-Pilot’s Form 10-K (File No. 1-5955) for the year ended December 31, 2004 and Jefferson-Pilot’s Form 8-K filed with the SEC on February 17, 2006.

10.14	Deferred Fee Plan for Non-Employee Directors, as amended in March 2006.
10.15	Form of LNC restricted stock grant agreement.